UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2025

Enliven Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39247	81-1523849
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6200 Lookout Road
Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 720 647-8519

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	ELVN	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Announcement of New Chief Executive Officer and Director

On December 11, 2025, Enliven Therapeutics, Inc. (the “Company”) announced the appointment of Richard Fair as the Company’s President and Chief Executive Officer and as a member of the board of directors (the “Board”) of the Company, effective as of December 11, 2025 (the “Effective Date”). Samuel Kintz will assume a new role as Head of Pipeline of the Company and resign as the Company’s President and Chief Executive Officer and a member of the Board.

Mr. Fair, 57, has more than 25 years of experience in product development and commercialization, including 20 years with large pharmaceutical companies. He most recently served as President and Chief Executive Officer of Bellicum Pharmaceuticals, a clinical-stage biopharmaceutical company researching novel, controllable cellular immunotherapies for cancers, from January 2017 until February 2024. Prior to leading Bellicum, Mr. Fair served over 10 years with Roche/Genentech in commercial leadership positions of increasing responsibility. Over his last four years at Roche/Genentech, he led the Global Product Strategy Oncology/Hematology group responsible for developing and implementing lifecycle plans for its late-stage and in-market portfolio. During this time, he oversaw the launch of five new therapies and numerous new indications across solid and hematologic tumors, and the commercialization plans for a $23 billion business. Prior to Roche/Genentech, Mr. Fair spent nearly 10 years with Johnson & Johnson where he served in leadership positions in market access and marketing. Mr. Fair holds a B.S. from the University of Michigan and an M.B.A. from Columbia Business School.

There are no arrangements or understandings between Mr. Fair and any other persons pursuant to which he was appointed President and Chief Executive Officer and director. There are no family relationships between Mr. Fair and any director or executive officer of the Company, and Mr. Fair does not have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Employment Offer Letter with Richard Fair

In connection with the appointment of Mr. Fair as the Company’s President and Chief Executive Officer, Mr. Fair entered into an employment offer letter with the Company on the Effective Date (the “Offer Letter”). The Offer Letter provides the following compensation and other benefits:

•	Base Salary – Mr. Fair will have an annual base salary of $660,000.

•

Annual Bonus – Mr. Fair is eligible to receive an annual target bonus of 55% of his base salary that is subject to performance and other criteria established by the Board or its Compensation Committee and is subject to continued employment through the date such annual bonus is paid.

•

Equity Awards – Mr. Fair will be eligible to receive a stock option (“Option”) award to purchase 875,000 shares of the Company’s common stock at an exercise price equal to the closing price per share on the date of grant. Twenty-five percent of the shares subject to the Option will vest on the one-year anniversary of the date of grant and one-forty-eighth of the shares subject to the Option will vest each month thereafter. The Option will be granted under the Inducement Plan (as defined below).

The foregoing summary and description of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Offer Letter, a copy of which is filed as an exhibit to this Form 8-K.

Change in Control and Severance Agreement with Richard Fair

In connection with the appointment of Mr. Fair as the Company’s President and Chief Executive Officer, Mr. Fair entered into a change in control and severance agreement with the Company, effective on the Effective Date (the “Change in Control and Severance Agreement”). The Change in Control and Severance Agreement provides the following compensation and other benefits.

Pursuant to the Change in Control and Severance Agreement, if, within the 3 month period prior to or the 12 month period following a “Change in Control” (as defined in the Change in Control and Severance Agreement), the Company terminates the employment of Mr. Fair without “cause” (excluding death or disability) or Mr. Fair resigns for “Good Reason” (as defined in the Change in Control and Severance Agreement) and within 60 days of such termination, Mr. Fair executes and does not revoke a separation agreement and release of claims, Mr. Fair will be entitled to receive (i) a lump sum payment equal to the sum of 24 months of Mr. Fair’s then current annual base salary and 150% of Mr. Fair’s annual target bonus, less applicable withholdings, (ii) if Mr. Fair’s termination date occurs after the end of a fiscal year but before the date the bonus for such fiscal year is paid, a single, lump sum payment equal to the amount of the bonus that would have been paid to Mr. Fair for such fiscal year had Mr. Fair remained employed through the date such bonus was paid, (iii) payment of premiums to maintain group health insurance continuation benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for Mr. Fair and Mr. Fair’s respective eligible dependents for up to 18 months, (iv) the extension of the post-termination exercise period of Mr. Fair’s vested and outstanding stock option grants until the earlier of, subject to the terms of the applicable equity plan, (x) the one-year anniversary of Mr. Fair’s termination date and (y) the maximum term of the applicable stock option grant, and (v) vesting acceleration as to 100% of the then-unvested shares subject to each of Mr. Fair’s then outstanding equity awards (and in the case of awards subject to performance-based vesting conditions, such performance-based vesting conditions will be deemed achieved at target, unless otherwise specified in the applicable award agreement governing such award).

Pursuant to the Change in Control and Severance Agreement, if, outside of the 3 month period prior to or the 12 month period following a Change in Control, the Company terminates the employment of Mr. Fair without cause (excluding death or disability) or Mr. Fair resigns for Good Reason and within 60 days of such termination, and Mr. Fair executes and does not revoke a separation agreement and release of claims, Mr. Fair will be entitled to receive (i) continuing payments of Mr. Fair’s then-current annual base salary for a period of 12 months, (ii) if Mr. Fair’s termination date occurs after the end of a fiscal year but before the date the bonus for such fiscal year is paid, a single, lump sum payment equal to the amount of the bonus that would have been paid to Mr. Fair for such fiscal year had Mr. Fair remained employed through the date such bonus was paid, (iii) payment of premiums to maintain group health insurance continuation benefits pursuant to COBRA for Mr. Fair and Mr. Fair’s respective eligible dependents for up to 12 months, and (iv) the extension of the post-termination exercise period of Mr. Fair’s vested and outstanding stock option grants until the earlier of, subject to the terms of the applicable equity plan, (x) the one-year anniversary of Mr. Fair’s termination date and (y) the maximum term of the applicable stock option grant.

Pursuant to the Change in Control and Severance Agreement, in the event any payment to Mr. Fair would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended (the “Code”) (as a result of a payment being classified as a parachute payment under Section 280G of the Code), Mr. Fair will receive such payment as would entitle Mr. Fair to receive the greatest after-tax benefit, even if it means that the Company pays Mr. Fair a lower aggregate payment so as to minimize or eliminate the potential excise tax imposed by Section 4999 of the Code.

The foregoing summary and description of the Change in Control and Severance Agreement does not purport to be complete and is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the Change in Control and Severance Agreement, a copy of which is filed as an exhibit to this Form 8-K.

Agreements with Samuel Kintz

In connection with Mr. Kintz’s decision to transition to Head of Pipeline of the Company, the Company expects to enter into agreements with Mr. Kintz providing for substantially the following compensation and other benefits in order to retain his expertise and services:

•	Base Compensation – Mr. Kintz will have annual base compensation of $500,000.

•

Annual Bonus – Mr. Kintz will remain eligible to receive an annual target bonus of 55% of his base salary for 2025 that is subject to performance and other criteria established by the Board or its Compensation Committee and is subject to continued service through the date such annual bonus is paid. Mr. Kintz may be eligible for potential cash and equity bonuses for achievement of milestones in connection with pipeline programs.

•

Acceleration of Stock Options – A total of 140,457 shares of the Company’s common stock subject to Mr. Kintz’s outstanding stock options will accelerate and vest in connection with Mr. Kintz entering into the agreements. Mr. Kintz’s remaining, unvested stock options will be forfeited in connection with Mr. Kintz entering into the agreements.

•

Post-Resignation Exercise Period – The post-resignation exercise period of Mr. Kintz’s vested stock options will be extended through the term of each such stock option, subject to earlier termination in accordance with the applicable Company equity plan and compliance with the terms of the agreements between Mr. Kintz and the Company.

•	COBRA – Mr. Kintz will receive continued COBRA coverage paid by the Company for Mr. Kintz and Mr. Kintz’s respective eligible dependents until December 31, 2026.

Inducement Equity Incentive Plan

Effective December 9, 2025, the Board adopted the Enliven Therapeutics, Inc. 2025 Inducement Equity Incentive Plan (the “Inducement Plan”) and, subject to the adjustment provisions of the Inducement Plan, reserved 875,000 shares of the Company’s common stock for issuance pursuant to equity awards granted under the Inducement Plan.

The Inducement Plan was adopted without stockholder approval pursuant to the applicable The Nasdaq Stock Market LLC’s (“Nasdaq”) Listing Rules. The Inducement Plan provides for the grant of equity-based awards, including nonstatutory stock options, stock appreciation rights, restricted stock and restricted stock units, and its terms are substantially similar to the Company’s Amended and Restated 2020 Equity Incentive Plan, but with such other terms and conditions intended to comply with the Nasdaq inducement award exception or to comply with the Nasdaq acquisition and merger exception.

In accordance with the Nasdaq Listing Rules, awards under the Inducement Plan may only be made to individuals not previously employees or non-employee directors of the Company (or following such individuals’ bona fide period of non-employment with the Company), as an inducement material to the individuals’ entry into employment with the Company, or, to the extent permitted by the Nasdaq Listing Rules, in connection with a merger or acquisition.

A copy of the Inducement Plan and related form of option agreement under the Inducement Plan are attached as Exhibit 10.3 hereto and incorporated by reference herein. The above description of the Inducement Plan does not purport to be complete and is qualified in its entirety by reference to such exhibit.

Item 7.01	Regulation FD Disclosure.

On December 11, 2025, the Company issued a press release announcing the appointment of Mr. Fair as President and Chief Executive Officer of the Company and a member of the Board and Mr. Kintz’s new role as Head of Pipeline of the Company. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information contained in this Item 7.01, including the related information set forth in the press release attached hereto as Exhibit 99.1, is being “furnished” and shall not be deemed “filed” with the Securities and Exchange Commission for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section and is not incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

See the Exhibit Index below, which is incorporated by reference herein.

EXHIBIT INDEX

Exhibit No.	Description

10.1+#*	Richard Fair Offer Letter, effective December 11, 2025.

10.2+	Richard Fair Change in Control and Severance Agreement, effective December 11, 2025.

10.3+	Enliven Therapeutics, Inc. 2025 Inducement Equity Incentive Plan and related form of stock option agreement.

99.1	Press Release, dated December 11, 2025.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

+	Management contract or compensatory plan.
#

Certain exhibits or schedules to this exhibit have been omitted in compliance with Regulation S-K Item 601(a)(5). The Company agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

*	Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(a)(6).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Enliven Therapeutics, Inc.

Date: December 11, 2025	By:	/s/ Benjamin Hohl
	Name:	Benjamin Hohl
	Title:	Chief Financial Officer and Head of Corporate Development